Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

August 17, 2012

The Macerich Company

Suite 700

401 Wilshire Boulevard

Santa Monica, California 90401

Re:                               Registration Statement on Form S-3 (File No. 333-176762)

Ladies and Gentlemen:

We have served as Maryland counsel to The Macerich Company, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of shares of its Common Stock, $0.01 par value per share (“Common Stock”), having an aggregate offering price of up to $500,000,000 (the “Shares”), which may be sold from time to time pursuant to an Equity Distribution Agreement, dated as of the date hereof (the “Equity Distribution Agreement”), by and among the Company and (a) Barclays Capital Inc., (b) Citigroup Global Markets Inc., (c) Deutsche Bank Securities Inc., (d) Goldman, Sachs & Co., (e) J.P. Morgan Securities LLC, (f) RBC Capital Markets, LLC, (g) RBS Securities Inc. and (h) Wells Fargo Securities, LLC.  This firm did not participate in the drafting or negotiation of the Equity Distribution Agreement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                                       The Registration Statement on Form S-3 (Registration No. 333-176762), and all amendments thereto (the “Registration Statement”), in the form in which it was transmitted to the U. S. Securities and Exchange Commission (the “Commission”) for filing under the Securities Act of 1933, as amended (the “1933 Act”);

2.                                       The prospectus, dated September 9, 2011, that forms a part of the Registration Statement and the prospectus supplement, dated August 17, 2012, in the form in which it was transmitted to the Commission for filing pursuant to Rule 424(b) promulgated under the 1933 Act;

3.                                       The Company’s Current Report on Form 8-K in connection with the Shares (the “Form 8-K”), to be filed with the Commission under the 1933 Act on or about the date hereof;

4.                                       The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

5.                                       The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6                                          A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.                                       Resolutions adopted by the Board of Directors of the Company (the “Board”), and its Securities Committee (the “Resolutions”), relating to, among other matters, (a) the authorization of the execution and delivery by the Company of the Equity Distribution Agreement, and (b) the sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

8.                                       The Equity Distribution Agreement;

9.                                       A certificate executed by an officer of the Company, dated as of the date hereof; and

10.                                 Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                                       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                                       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                                       Any Documents submitted to us as originals are authentic.  The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  Any Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information as to material facts (but not legal conclusions on which we opine) contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.                                       The Shares will not be issued or transferred in violation of the restrictions or limitations contained in the Charter.

6.                                       Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                                       The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.                                       The issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Equity Distribution Agreement against payment of the purchase price therefor specified in the Equity Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP